                                                                    Exhibit 22.1

                                  SUBSIDIARIES

Littelfuse, S.A. de C.V.
Littelfuse do Brasil Ltda.
Littelfuse do Amazonia, Ltda.
Watseka LF, Inc.

Littelfuse, B.V.
Littelfuse, A.G.
Littelfuse Limited
Littelfuse Ireland Development Co., Ltd.
Littelfuse Ireland Limited
Littelfuse U.K. Ltd.
Littelfuse Ireland Holding Ltd.
REMPAT Holding B.V.
REMPAT Financial B.V.

Littelfuse Far East Pte Ltd.
Littelfuse HK Limited
Suzhou Littelfuse OVS Ltd.
Littelfuse KK
Littelfuse Triad Inc.
Littelfuse Phils Inc.
Littelfuse S&L, Inc.
Teccor Electronics, Inc.
Teccor Delaware, Inc.
Teccor GP, Inc.
Teccor Electronics L.P.
Teccor Electronics Mexico Holdings LLC
Teccor de Mexico s. de. R.L. de C.V.